Exhibit 99.1

COMPANY LOGO                                             Citizens Communications
                                                         3 High Ridge Park
                                                         Stamford, CT 06905
                                                         203.614.5600
                                                         Web site: www.czn.net

FOR IMMEDIATE RELEASE

Contacts:
Financial Community:                          Media:
Alan H. Oshiki, Assistant Vice President      Brigid M. Smith, Assistant Vice
Investor Relations                            President Corporate Communications
(203) 614-5629                                (203) 614-5042
aoshiki@czn.com                               bsmith@czn.com


                     Hawaii PUC Denies Purchase Application


STAMFORD, Conn., August 15, 2000 - Citizens Communications (NYSE:CZN)

reported today that a Decision and Order issued by the Public Utilities

Commission of the State of Hawaii denied the initial application requesting approval of the purchase of the company's Kauai Electric Division by the Kauai

Island Utility Co-Op.


Consideration is being given to a variety of options, including the filing of a request for reconsideration of the decision, which may include the filing of a new application.



About Citizens Communications:
Citizens Communications provides telecommunications services to more than 1 million customers in 14 states. In 1999 and 2000, Citizens agreed to purchase over 2 million additional access lines in 19 states. The first of these transactions, in Nebraska, closed on June 30; the remainder will continue to close throughout the next 12 months. Citizens also owns 83% of Electric Lightwave, Inc. (NASDAQ:ELIX), a facilities-based, integrated communications provider that offers a broad range of services to telecommunications-intensive businesses throughout the United States. More information about Citizens can be found at www.czn.net.


This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements. These and all forward-looking statements (including oral representations) are only predictions or statements of current plans that are constantly under review by the company. All forward-looking statements may differ from actual results because of, but not limited to, changes in the local and overall economy, changes in market conditions for debt and equity securities, the nature and pace of technological changes, the number and effectiveness of competitors in the company's markets, success in overall strategy, changes in legal or regulatory policy, changes in legislation, the company's ability to identify future markets and successfully expand existing ones, the mix of products and services offered in the company's target markets, the effects of acquisitions and dispositions and the ability to effectively integrate businesses acquired. These important factors should be considered in evaluating any statement contained herein and/or made by the company or on its behalf. The foregoing information should be read in conjunction with the company's filings with the U.S. Securities and Exchange Commission including, but not limited to, reports on Forms 10-K and 10-Q. The company does not intend to update or revise these forward-looking statements to reflect the occurrence of future events or circumstances.

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